Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use and incorporation by reference in this Registration Statement on Form S-1 of Premier Community Bankshares, Inc. our report, dated January 10, 2003, relating to the consolidated balance sheets of Premier Community Bankshares, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000.  We further consent to the reference to our Firm under the caption “Experts” in the prospectus forming a part of the Registration Statement.

Winchester, Virginia

October 10, 2003